EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Defined Asset Funds Equity Income Fund,
Select Ten Portfolio 1996 International Series A (Winter) (United Kingdom, Hong Kong and Japan Portfolios):

We consent to the use in these Registration Statement Nos. 33-64107 and 33-63913 of our opinion dated January 19, 1996, relating to the Statements of Condition of Defined Asset Funds Equity Income Fund, Select Ten Portfolio 1996 International Series A (Winter) (United Kingdom, Hong Kong and Japan Portfolios) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
January 19, 1996